Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Reports Financial Results for the Second Quarter 2006

July 21, 2006
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), the holding company of Mid-Wisconsin Bank headquartered in Medford, WI, reported 2006 second quarter net income of $985,000, or $0.60 per diluted share, compared to $1.1 million, or $0.65 per diluted share for the second quarter of 2005. Net income was $2.0 million for the six months ended June 30, 2006 compared to $2.2 million for the same period one year ago. Jim Warsaw, President & CEO said "As expected, 2006 earnings continue to be influenced by the costs associated with the opening of two new full service branches in Rib Mountain and Minocqua and other expenses related to equipment upgrades, a change in armored car services and increased utility costs. In addition, the flat yield curve coupled with the competitive pricing we've seen for both loans and deposits has placed
increased pressure on our  net interest margin.   Our net interest margin for
the second quarter declined to 3.92% from 4.03% a year earlier. We see this condition continuing throughout the remainder of 2006."

Non-interest income for the second quarter of 2006 increased $48,000 compared to a year earlier. Investment product commissions have increased due to increased life insurance commissions and annuity sales. Mid-Wisconsin rolled out an overdraft protection program in July 2006 which should result in added fee income.

Non-interest expense for the three months ended June 30, 2006 increased $323,000 or 11.5% compared to the same period in 2005. Personnel and benefit expense represented approximately $287,000 of the increase due to additional staffing and normal salary adjustments.
For the quarter ended June 30, 2006, return on average assets (ROA) was .92% compared to 1.11% for the same period in 2006; return on equity (ROE) for the second quarter 2006 was 11.24% versus 12.35% for the quarter ended June 30, 2005.

Total Assets were $441.2 million at June 30, 2006 compared to $427.4 million at December 31, 2005, a 3.2% increase. Total loans increased $19.0 million to $329.7 million and total deposits grew $16.6 million during the first six months of 2006.

Mr. Warsaw indicated that "Commercial loan demand improved during the second quarter, however, residential mortgage loan activity remains slower than anticipated. New loan products were introduced during the quarter to generate consumer interest."

Asset quality remained strong with nonperforming assets relatively unchanged at ..43% of total assets compared to .35% at December 31, 2005. Net loan charge-offs for the first six months equaled .02% of average loans. In anticipation of future loan growth Mid-Wisconsin continued to support the level of its allowance for loan & lease losses by providing $250,000 during the first six months of 2006 compared to $137,000 for the same period in 2005. The allowance for loan losses increased to .98% of total loans, compared to .97% at year-end 2005. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan loss which takes into account various factors including specific credit allocations for individual loans, historical loss experience, credit concentrations and changes in portfolio volume. Mid-Wisconsin believes the balance of the allowance for loan losses at June 30, 2006, is adequate to absorb loan losses inherent in the loan portfolio. Future adjustments may be necessary based on growth expectations and changes in economic conditions.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates thirteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price and Taylor counties. In addition to traditional loan and deposit products, the Bank offers trust, discount and full-service brokerage services, insurance services through its subsidiary Mid-Wisconsin Wealth Management and also performs residential real estate appraisals and title insurance services through a corporate subsidiary, Excel Real Estate Services, Inc.

This press release includes comments relating to the growth of Mid-Wisconsin and future interest rates, which may be considered forward-looking statements. These statements are made pursuant to the safe harbor provision of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Risk Factors" in Item 1A of Mid-Wisconsin's Form 10-K for the year ended December 31, 2005. Mid-Wisconsin assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                                    Mid-Wisconsin Financial Services, Inc.
                                    Quarterly Financial Summary (Unaudited)
                                                                                Quarter ended
                                                      June 30,    March 31,   December 31,   September 30,   June 30,
                                                        2006        2006           2005           2005         2005
                                                          (amounts in thousands, except per share data)
STOCKHOLDERS' DATA
Basic and diluted earnings per share                      $0.60       $0.61         $0.62          $0.67          $0.65
Cash dividends per share                                  $0.62       $0.22         $0.22          $0.22          $0.62
Book value per share                                     $21.29      $21.55        $21.93         $21.70         $21.49
Average basic common shares outstanding               1,638,676   1,661,613     1,703,582      1,703,577      1,703,577
Average diluted common shares outstanding             1,641,924   1,664,880     1,705,792      1,705,912      1,705,892
PERFORMANCE RATIOS
Return on average assets                                   0.92%       0.96%         1.01%          1.10%          1.11%
Return on average equity                                  11.24%      11.32%        11.51%         12.48%         12.35%
Net interest margin                                        3.92%       3.90%         4.08%          4.12%          4.03%
Efficiency ratio                                          64.60%      62.68%        62.18%         58.26%         60.14%
CREDIT QUALITY
Non-performing loans to total loans                        0.56%       0.60%         0.49%          0.72%          0.50%
Allowance for loan losses to:
     Total loans                                           0.98%       0.99%         0.97%          0.96%          0.98%
     Non-performing loans                                172.81%     165.65%       199.74%        136.23%        194.52%
Net charge-offs to average loans                           0.00%       0.01%         0.02%          0.01%          0.00%
Non-performing assets to total assets                      0.43%       0.45%         0.35%          0.53%          0.37%
STOCK PRICE INFORMATION
High                                                     $36.50      $37.00        $35.40         $34.00         $35.50
Low                                                       36.00       35.40         32.90          33.00          34.00
Market price at period end                                36.00       36.50         35.40          33.00          34.00

               Mid-Wisconsin Financial Services, Inc.
                    Quarterly Financial Summary
                                                               June 30,
                                                                 2006
(amounts in thousands)                                        (unaudited)
ASSETS
Cash and due from banks                                        $13,437
Interest-bearing deposits in other financial institutions           16
Federal funds sold                                               2,498
Securities available for sale - at fair value                   78,569
Loans held for sale                                                111
Loans receivable, net of allowance of
  $3,216 in 2006 and $3,028 in 2005                            326,407
Accrued interest receivable                                      2,058
Premises and equipment, net                                      9,021
Goodwill                                                           295
Other investments                                                2,743
Other assets                                                     6,032
Total assets                                                  $441,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                   $43,426
Interest-bearing deposits                                      285,896
  Total deposits                                               329,322
Short-term borrowings                                           26,413
Long-term borrowings                                            37,000
Subordinated debentures                                         10,310
Accrued interest payable                                         1,755
Accrued expenses and other liabilities                           1,494
Total liabilities                                              406,294
Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized - 6,000,000 shares
      Issued & outstanding -
      1,638,676 shares in 2006 and 1,704,018 shares in 2005        164
Additional paid-in capital                                      11,598
Retained earnings                                               24,493
Accumulated other comprehensive loss                            (1,362)
Total stockholders' equity                                      34,893
Total liabilities and stockholders' equity                    $441,187

                     Mid-Wisconsin Financial Services, Inc.
                        Quarterly Financial Summary
                                                          Three Months Ended   Six Months Ended
                                                               June 30,            June 30,
                                                            2006       2005           2006
INCOME STATEMENT
Interest income                                           $7,162      $5,705        $13,871
Interest expense                                           3,323       2,000          6,250
Net interest income                                        3,839       3,705          7,621
Provision for loan losses                                    125          75            250
Net interest income after  provision for loan losses       3,714       3,630          7,371
Noninterest income
   Service fees                                              238         240            455
   Trust service fees                                        229         229            462
   Investment product commissions                             73          61            171
   Other operating income                                    332         294            595
Total noninterest income                                     872         824          1,683
Noninterest expenses
   Salaries and employee benefits                          1,895       1,608          3,604
   Occupancy                                                 420         328            835
   Data processing and information systems                   181         122            342
   Goodwill and purchased core deposit amortization            0          77              0
   Other operating expenses                                  629         667          1,301
Total noninterest expense                                  3,125       2,802          6,082
Income before provision for income taxes                   1,461       1,652          2,972
Provision for income taxes                                   476         537            971
Net income                                                  $985      $1,115         $2,001